                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                             PANAMSAT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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


                              [LOGO OF PanAmSat]

                                                                 April 30, 2000

To our Stockholders:

  On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of PanAmSat Corporation, to be held at 3:30 p.m., local time, on Friday, June 1, 2001, at The St. Regis Hotel, located at 2 East 55th Street, New York, New York. The formal notice and proxy statement for the Annual Meeting are attached to this letter.

  To have your vote recorded, you should sign, date and return your proxy card in the enclosed envelope as soon as possible, even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the meeting. If you decide to attend, you can still vote your shares in person, if you wish.

  On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on June 1.

                                          Very truly yours,

                                          /s/ R. Douglas Kahn
                                          R. Douglas Kahn
                                          President and Chief Executive
                                          Officer

                        -------------------------------

                             PANAMSAT CORPORATION
                              One Pickwick Plaza
                         Greenwich, Connecticut 06830

                        -------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To be Held June 1, 2001

                        -------------------------------

To the Stockholders of
PanAmSat Corporation:

  Notice is hereby given that the annual meeting of stockholders of PanAmSat Corporation (the "Company") will be held at The St. Regis Hotel, located at 2 East 55th Street, New York, New York, at 3:30 p.m., local time, on Friday, June 1, 2001, for the following purposes:

  1. Election of Directors. To elect a total of 9 persons to the Board of Directors to serve as Directors until the next annual meeting of stockholders and until their successors are elected and have qualified.

  2. Ratification of Selection of Independent Public Accountants. To ratify the Board of Directors' selection of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

  3. Approval of the amendment to the Amended and Restated PanAmSat Corporation Long-Term Stock Incentive Plan. To approve and adopt the amendment to the Amended and Restated PanAmSat Corporation Long-Term Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 10 million shares.

  4. Other Business. To consider and act upon such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on April 2, 2001 will be entitled to notice of the annual meeting and to vote at the annual meeting and at any adjournments thereof.

                                          By Order of the Board of Directors
                                          /s/ James W. Cuminale
                                          James W. Cuminale
                                          Secretary

Dated:  April 30, 2001

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                        -------------------------------

                             PANAMSAT CORPORATION
                              One Pickwick Plaza
                         Greenwich, Connecticut 06830
                                (203) 622-6664

                        -------------------------------

                                PROXY STATEMENT
                        Annual Meeting of Stockholders
                                 June 1, 2001

                        -------------------------------

                                    GENERAL

  This proxy statement is furnished to stockholders of PanAmSat Corporation, a Delaware corporation (the "Company" or "PanAmSat"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 3:30 p.m., local time on Friday, June 1, 2001 at The St. Regis Hotel and any adjournments thereof (the "Annual Meeting" or the "Meeting").

  Common stockholders of record as of the close of business on April 2, 2001 (the "Record Date") will be entitled to vote at the Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 149,740,262 shares of Common Stock, par value $0.01 per share (the "Common Stock"), each entitled to one vote on all matters to be voted on at the Meeting. This proxy statement, the accompanying proxy card and the Company's annual report to stockholders for the fiscal year ended December 31, 2000 are intended to be mailed on or about April 30, 2001 to each stockholder entitled to vote at the Meeting.

                   INFORMATION CONCERNING VOTING OF PROXIES

Voting and Record Date

  If the enclosed proxy is executed and returned in time and not revoked, all shares represented thereby will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no such instructions are specified, the proxies will be voted FOR the election of each person nominated as a director; FOR the ratification of the Board's selection of Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent accountants for the fiscal year ending December 31, 2001; and FOR the approval and adoption of the amendment to the Amended and Restated PanAmSat Corporation Long-Term Stock Incentive Plan (the "Long-Term Incentive Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 10 million shares.

  Assuming a quorum is present, the affirmative vote by the holders of shares of Common Stock having a plurality of the votes cast at the Meeting will be required to elect the directors of the Company. In addition, the affirmative vote of the holders of shares of Common Stock having at least a majority of the votes present in person or represented by proxy and entitled to vote at the Meeting will be required for the ratification of the Board's selection of Deloitte & Touche as the Company's independent accountants and the approval of the amendment to the Long-Term Incentive Plan. Abstentions from votes in respect of proposals other than the election of directors will be counted in the determination of a quorum and will have the same effect as votes against such proposals. Votes withheld from a nominee for director will have no effect in the case of the election of directors. With respect to proposals for which brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), such broker non-votes will have no effect on such proposals. Abstentions and broker non-votes will, however, be counted in the determination of a quorum.

Revocation of Proxies

  A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

Proposal 1

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of nine directors. Pursuant to a stockholders agreement among Hughes Communications, Inc. ("HCI") and the former holders of the Class A Common Stock of PanAmSat International Systems, Inc. ("PanAmSat International") (the "Class A Holders"), the Class A Holders are entitled to designate one director to the Board of Directors for so long as they own at least 4% of the shares of the Company. HCI is entitled to designate the members of the Board of Directors not so designated. Nine directors will be nominated for election at the Annual Meeting. Of the current directors and nominees listed below, Ms. Austin and Messrs. Hightower, Hoak, Stephen R. Kahn, R. Douglas Kahn, Shaw, Smith and Wright are the HCI designees. Mr. Costello is the Class A Holders' designee.

  Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. All of the following nominees are current directors of the Company whose terms end at the Annual Meeting. Certain information concerning the nominees for director is set forth below.

  The Board of Directors recommends a vote FOR the following nominees to the Board of Directors:

                            Directors and Nominees

  All of the current members of the Board of Directors were elected at the June 2000 PanAmSat Annual Meeting of stockholders. The following table sets forth information as to each nominee for the Board of Directors:

     Name                                                                    Age
     ----                                                                    ---
     Michael T. Smith, Chairman of the Board................................  57
     Roxanne S. Austin......................................................  40
     Patrick J. Costello....................................................  44
     Dennis F. Hightower....................................................  59
     James M. Hoak..........................................................  57
     R. Douglas Kahn........................................................  48
     Stephen R. Kahn........................................................  47
     Jack A. Shaw...........................................................  62
     Joseph R. Wright, Jr...................................................  62

  Michael T. Smith is Chairman of the Board of the Company. In addition, he is Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation (a satellite communications company and a parent corporation and affiliate of the Company) ("Hughes Electronics"), which positions he has held since October 1997. Mr. Smith was Chairman of Hughes Aircraft Company from 1992 to October 1997. He is also a member of the board of directors of Alliant Techsystems Inc. and Teledyne Technologies, Inc. Mr. Smith is a former Chairman of the Aerospace Industries Association, an industry trade organization, and is a trustee of the Keck Graduate Institute of Applied Life Sciences. He has been a director of PanAmSat since September 1997.

  Roxanne S. Austin is presently a director of the Company. In addition, she is Corporate Senior Vice President and Chief Financial Officer of Hughes Electronics, and a member of that company's executive committee and management committee. Ms. Austin was Vice President, Treasurer, Chief Accounting Officer and Controller of Hughes Electronics from December 1996 to July 1997 and was Vice President, Treasurer and Controller of Hughes Electronics from July 1996 to December 1996. Ms. Austin was also Vice President and Controller of Hughes Electronics from July 1993 to July 1996 and was a partner at Deloitte & Touche prior thereto. She is a member of the board of directors of Abbott Laboratories and DIRECTV Latin America, which is 70% owned by Hughes Electronics. Ms. Austin also serves on the board of trustees of the California Science Center and has served as chair of its program committee. She has been a director of the Company since May 1998.

  Patrick J. Costello is presently a director of the Company. In addition, he is the Chief Financial Officer of Northway Management Company, LLC (a private investment company), which position he has held since May 1997. Mr. Costello was the Chief Financial Officer of PanAmSat International from May 1992 to May 1997 and was elected a director of PanAmSat International in October 1996. Mr. Costello continued as a consultant to PanAmSat Corporation and assisted from May 1997 to November 1997 in the transition related to the Company's combination with the Galaxy Satellite Services division of Hughes Electronics. Mr. Costello has been a director of the Company since May 1997.

  Dennis F. Hightower is presently a director of the Company. He is a retired business executive who was formerly Chief Executive Officer of Europe Online Networks S.A., a Luxembourg based broadband interactive entertainment company. Previously, he served as a Professor of Management at the Harvard University Graduate School of Business Administration, which position he held from July 1996 through May 2000. He was a senior executive with The Walt Disney Company, a diversified worldwide entertainment company, from June 1987 to June 1996 when he was appointed President of Walt Disney Television & Telecommunications and President of Disney Consumer Products, Europe, Middle East and Africa, a publishing, character merchandise and children's music company. He is a member of the board of directors of The Gillette Company, Northwest Airlines Corporation, Phillips-Van Heusen Corporation, The TJX Companies, Inc. and the Howard University Board of Trustees. Mr. Hightower has been a director of PanAmSat since May 1997.

  James M. Hoak is presently a director of the Company. In addition, he is Chairman and a Principal of Hoak Capital Corporation (a private equity investment company), which position he has held since September 1991. Mr. Hoak is a former Chairman of HBW Holdings, Inc. (an investment bank), which position he held from July 1996 to November 1999. He served as Chairman of Heritage Media Corporation, a broadcasting and marketing services firm, from its inception in August 1987 to its sale in August 1997. Mr. Hoak was Chief Executive Officer of Crown Media, Inc., a cable television company, from February 1991 to January 1995. Mr. Hoak is a member of the board of directors of TeleCorp PCS, Inc., Pier 1 Imports, Inc. and Texas Industries, Inc. He has been a director of the Company since May 1997.

  R. Douglas Kahn is presently a director of the Company. In addition, he has been President and Chief Executive Officer of the Company since April 1999. From November 1998 through March 1999, he was the Chief Operating Officer of the Company. Mr. Kahn was Chairman and founder of MatchPoint Systems, Inc., an Internet consulting and technology services company, from April 1996 to November 1998. He was President and Chief Executive Officer of Easel Corporation, a software development tools company, from September 1984 to September 1994. Mr. Kahn is the brother of Stephen R. Kahn. He has been a director of PanAmSat since April 1999.

  Stephen R. Kahn is presently a director of the Company. In addition he is a Managing Director of Advent International Corporation (a global private equity firm), which position he has held since 1993. Prior to that, he was a Vice President/Director at Advent International. At Advent, Mr. Kahn is the senior partner responsible for the Corporate and Financial Services group and manages the relationship with Gemini Capital Fund Management LTD, Advent's Israeli affiliate. The group manages both dedicated and pooled venture capital funds for corporations and institutions. In addition, the group provides merger, acquisition, joint venture and other advisory services in corporate finance. Mr. Kahn is a member of the board of directors of CompuScan Marketing, Inc., Cycloid Co. and Gemini Capital Management Co. Mr. Kahn is the brother of R. Douglas Kahn. He has been a director of PanAmSat since October 1998.

  Jack A. Shaw is presently a director of the Company. In addition, he is Corporate Senior Executive Vice President of Hughes Electronics, and a member of that company's executive committee and management committee. Prior to this position, Mr. Shaw was Chairman and Chief Executive of Hughes Network Systems, Inc. from 1987 until January 2000. Prior to joining Hughes Electronics, Mr. Shaw held senior management positions with companies that include ITT Space Communications, Inc. and Digital Communications Corporation. Mr. Shaw is a director of XM Satellite Radio and American Mobile Satellite Corporation. Mr. Shaw is a senior member of the IEEE and is on the board of directors of the Montgomery College Foundation and the Suburban Maryland/Montgomery County High Technology Council. Mr. Shaw is also a member of the Montgomery/ Prince George's County CEO Roundtable and a member of the Visiting Committee to the Dean of Engineering, Purdue University. Mr. Shaw has been a director of PanAmSat since January 2000.

  Joseph R. Wright, Jr. is presently a director of the Company. Since May 2000, Mr. Wright has been Vice Chairman and Director of Terramark Worldwide, Inc., a public company that develops and operates Network Access Point telecommunications data centers in the United States, Latin America and the Far East. Prior to this, Mr. Wright was Chairman, CEO and Director of AmTec, Inc., a public company providing telecommunications and Internet services to and from the United States and the Far East, which merged with Terramark Holdings, Inc. In addition, he was the Chairman and a director of GRC International, Inc. (a public company providing advanced information technology, Internet and software systems technologies to governmental and commercial customers), which positions he held from 1997 until GRC's acquisition by AT&T in 2000. He also serves as Vice Chairman of The Jefferson Consulting Group LLC (a consulting and public relations firm), which position he has held since 1996 and as Co-Chairman and a director of Baker & Taylor Holdings, Inc. (an international book and video distribution and e-commerce company), which positions he has held since 1995. Mr. Wright was Vice Chairman, Executive Vice President and a director of W.R. Grace & Company, a packaging and specialty chemicals company, from 1989 to 1994. Mr. Wright was the Director of the Federal Office of Management and Budget ("OMB") during the Reagan Administration from 1988 to 1989 and Deputy Director of the OMB from 1982 to 1988. Mr. Wright also currently serves on the board of directors of Titan Corporation, Fusion Telecommunications International, Inc., RealMed, Inc. and Verso Technologies, Inc.

                        FURTHER INFORMATION CONCERNING
                     THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: The Independent Directors Committee, the Audit Committee, the Compensation and Nominating Committee and the Finance Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Committees of the Board--Board Meetings

  The Board of Directors of the Company held nine meetings in 2000. The Independent Directors Committee, Audit Committee, Compensation and Nominating Committee and Finance Committee are described below.

  Independent Directors Committee. The Independent Directors Committee is composed of Messrs. Costello, Hightower, Hoak, Stephen R. Kahn and Wright, none of whom is an existing or retired employee of the Company or any of its "affiliates," as defined in Rule l2b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Its functions are to (a) review and evaluate any tender offers by Hughes Electronics or its subsidiaries to acquire in excess of 81% in the aggregate of outstanding equity interests of the Company until May 16, 2002, (b) review and make recommendations with respect to any material transaction between Hughes Electronics or its subsidiaries and the Company and (c) review an annual report from the President of the Company that describes all transactions and agreements entered into between the Company and Hughes Electronics or its subsidiaries during the preceding year and details all other relationships between the companies, and to determine whether such arrangements were commercially reasonable. The Independent Directors Committee met two times in 2000.

  Audit Committee. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent auditors, making recommendations annually concerning the appointment of a firm of independent accountants to audit the Company's financial statements, evaluating the adequacy of the Company's accounting policies and its internal controls and reviewing any proposed corrective actions. The Audit Committee met eight times in 2000.

  Consistent with the new Nasdaq National Market ("Nasdaq") audit committee structure and membership requirements, the Audit Committee of the Company is composed of three directors. The members of the Audit Committee are Mr. Hightower, Ms. Austin and Mr. Hoak. Messrs. Hightower and Hoak are deemed to be "independent" directors under the Nasdaq rules. Ms. Austin, however, is not deemed to be "independent" as a result of her affiliation with Hughes Electronics. As permitted under the Nasdaq rules, the Board of Directors carefully considered Ms. Austin's affiliation with Hughes Electronics as well as her expertise in accounting and financial matters and determined that it is in the best interests of the Company and its stockholders that she continue to serve as a member of the Audit Committee.

  The Audit Committee operates under a written charter adopted by the Board, which is attached as Exhibit A to this proxy statement.

  Compensation and Nominating Committee. The Compensation and Nominating Committee (the "Compensation Committee") is composed of Messrs. Smith, Wright and Shaw. Its functions are to (a) review, recommend and approve compensation levels, bonus amounts, stock option grants and benefit plans, (b) request and review reports from the Company's management on the scope, competence, performance and motivation of management employees, (c) develop, review, recommend and approve bonus, stock option and similar incentive plans or programs and retirement and welfare plans or programs, (d) administer and interpret bonus, stock option and similar incentive plans and (e) develop, review and recommend changes to major benefit programs.

  The duties of the Compensation Committee also include recommending to the Board of Directors (a) nominees to fill vacancies in the membership of the Board of Directors as they occur and (b) prior to each annual meeting of stockholders, nominating a slate of nominees for election at the annual meeting. For an individual being considered for election to the Board of Directors for the first time, the Compensation Committee is required to submit its recommendation to the Board of Directors in advance of ascertaining the willingness of the recommended candidate to serve if elected. In addition, the Compensation Committee is required to prepare, not less frequently than every three years, and submit to the Board of Directors for adoption, a list of selection criteria to be used by the Compensation Committee. The Compensation Committee will consider nominees of security holders. See "Submission of Stockholder Proposals and Nominations." The Compensation Committee met five times in 2000.

  Finance Committee. The Finance Committee is composed of Messrs. Hoak, Stephen R. Kahn, R. Douglas Kahn and Ms. Roxanne S. Austin. Its functions are to review and act on any debt financing transactions including loans, commercial paper programs, debt offerings or other transactions involving the creation of indebtedness. The Finance Committee is also directed to advise the Board of Directors on any strategic transactions involving the Company. The Finance Committee met once in 2000.

Director Compensation

  Upon initial election, PanAmSat grants each non-employee director of the Board of Directors non-qualified stock options to purchase 500 shares of Common Stock under the Long-Term Incentive Plan pursuant to the 1998 Director Fee Program (the "Program"). The stock options vest six months from the date of grant, are exercisable at the closing price of the Common Stock on the date of grant and may be exercised within five years of the date of grant. The Company grants each non-employee director 400 shares of restricted Common Stock ("Restricted Stock") under the Long-Term Incentive Plan in payment of their annual retainer (the "Annual Retainer"). The Annual Retainer vests quarterly in arrears and is further restricted from sale for three months from the date such Restricted Stock becomes vested. Under the Program, the Company also grants each non-employee director 40 shares of Restricted Stock on the date of each meeting of the entire Board and 25 shares of Restricted Stock on the date of each committee meeting (together, the "Meeting Grants"). Such shares of Restricted Stock are restricted from sale for six months from the date of grant. Each non-employee director of the Company is qualified to participate in the PanAmSat Corporation 1999 Non-Employee Director Deferred Compensation Plan (the "Director Deferred Compensation Plan"), which permits directors to defer all or a portion of their Annual Retainer into future tax periods.

  Effective January 1, 2001 and in place of the Annual Retainer and the Meeting Grants, each non-employee director is eligible to receive under the PanAmSat Corporation Non-Employee Director Fee Plan an annual fee of $50,000 for services rendered as a member of the Board of Directors and an additional annual $5,000 fee for services rendered by each member who serves as a chairperson of a committee of the Board of Directors. Each non-employee director may elect to receive up to 50% of the aggregate amount of the fee in cash. Any amount not paid in cash shall be paid in restricted shares of the Company's Common Stock. The number of shares to be issued in payment of the fees will be calculated based on the average daily closing price of the Common Stock on Nasdaq during the month prior to the date of grant. The shares vest 100% on the first anniversary of the date they are granted; prior to being fully vested, such shares will be subject to forfeiture upon the termination of a board member's services. Directors may also elect to defer the fees, in the form of units of Common Stock, to the Director Deferred Compensation Plan.

  The Company reimburses the directors for reasonable travel expenses incurred in connection with their duties as directors of the Company.

                       EXECUTIVE OFFICERS OF THE COMPANY

  Set forth below is certain information concerning each of the current executive officers of the Company.

Name                     Age Position
----                     --- --------
R. Douglas Kahn.........  48 President, Chief Executive Officer and Director
James W. Cuminale.......  48 Executive Vice President, General Counsel and Secretary
Robert A. Bednarek......  43 Executive Vice President and Chief Technology Officer
Thomas E. Eaton, Jr. ...  46 Executive Vice President, Global Sales
Michael J. Inglese......  40 Senior Vice President and Chief Financial Officer

  R. Douglas Kahn has been the President and Chief Executive Officer of the Company since April 1999. From November 1998 through March 1999, he was Chief Operating Officer of the Company. Mr. Kahn was Chairman and founder of MatchPoint Systems, Inc., an Internet consulting and technology services company, from April 1996 to November 1998. He was President and Chief Executive Officer of Easel Corporation, a software development tools company, from September 1984 to September 1994. Mr. Kahn is the brother of Stephen R. Kahn.

  James W. Cuminale has been Executive Vice President, General Counsel and Secretary of the Company since April 1999. From May 1997 to April 1999, Mr. Cuminale was Senior Vice President, General Counsel and Secretary of the Company. Mr. Cuminale has been Senior Vice President and General Counsel of PanAmSat International since January 1996 and was General Counsel of PanAmSat International Systems, Inc. ("PanAmSat International") from March 1995 to December 1995. From 1983 to 1995, Mr. Cuminale was a partner in the law firm of Ivey, Barnum & O'Mara.

  Robert A. Bednarek has been Executive Vice President and Chief Technology Officer of the Company since April 1999. From May 1997 to April 1999, he was Senior Vice President and Chief Technology Officer of the Company and from January 1996 through May 1997, he was Senior Vice President, Engineering and Operations of PanAmSat International. From 1990 to 1995, Mr. Bednarek was a Vice President of PanAmSat International.

  Thomas E. Eaton, Jr. has been Executive Vice President, Global Sales since December 2000. Prior to joining PanAmSat in December 2000, Mr. Eaton was the senior director of global sales and customer support for INTELSAT, where he headed the development and execution of INTELSAT's sales and distribution strategies. Mr. Eaton joined INTELSAT in 1996 as director of global marketing and sales for INTELSAT's broadcast video services unit.

  Michael J. Inglese has been the Chief Financial Officer of the Company since June 27, 2000. Mr. Inglese previously served as PanAmSat's Vice President of Finance, where he was responsible for debt management, mergers and acquisitions, managing PanAmSat's cash flow and other internal audit functions. Prior to joining PanAmSat in May 1998, Mr. Inglese was Chief Financial Officer for Hughes Electronics' DIRECTV Japan, Inc., where he was responsible for the financial management and control of the broadcasting and customer service center operations. Prior to 1997, Mr. Inglese was also senior manager of corporate development at Hughes Electronics.

  Executive officers and other officers are elected or appointed by, and serve at the pleasure of the Board of Directors. The Company has entered into an employment agreement with Mr. Kahn, retention agreements with Messrs. Cuminale and Bednarek and severance agreements with Messrs. Cuminale, Bednarek, Eaton and Inglese. See "Executive Compensation--Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of February 13, 2001 by (i) each person who or entity that, insofar as the Company has been able to ascertain, beneficially owned as of such date more than 5% of the Company's Common Stock,
(ii) each of the directors of the Company and each nominee for director, (iii) the Company's Chief Executive Officer and the executive officers of the Company listed on page 12 (the "Named Executive Officers") and (iv) all executive officers and directors of the Company as a group (14) persons.

                                            Amount and Nature of
                                           Beneficial Ownership of  Percent of
Name of Beneficial Owner(1)                Shares of Common Stock  Common Stock
---------------------------                ----------------------- ------------
General Motors Corporation(2).............       120,812,175           80.7%
Mary Anselmo(3)(4)(5).....................        11,418,473            7.6%
Article VII Trust Created Under the Rene
 Anselmo Revocable Trust Dated June 10,
 1994(3)(4)...............................        10,718,588            7.2%
Michael T. Smith(6).......................             3,730              *
Roxanne S. Austin(6)(7)...................            11,850              *
Patrick J. Costello(6)(8).................             4,081              *
Dennis F. Hightower(6)....................             4,087              *
James M. Hoak(6)..........................             4,426              *
Stephen R. Kahn(6)........................             2,269              *
Jack A. Shaw..............................                 0              *
Joseph R. Wright, Jr.(6)..................             4,441              *
R. Douglas Kahn(6)(9).....................           135,374              *
Kenneth N. Heintz(6)(10)..................            50,000              *
James W. Cuminale(6)(11)..................            74,814              *
Robert A. Bednarek(6)(12).................            89,496              *
Michael J. Inglese(6)(13).................            21,429              *
All executive officers and directors as a
 group (14 persons).......................           405,997              *

--------
  * Less than 1%
 (1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares that such person has the right to acquire by April 13, 2001. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire by April 13, 2001 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
 (2) The address of such entity is 300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48625-3000. All of such shares are owned of record by HCI, a wholly-owned subsidiary of Hughes Electronics, which entity is a wholly-owned subsidiary of General Motors Corporation ("GM").
 (3) The address of such entity or person is c/o PanAmSat Corporation, One Pickwick Plaza, Greenwich, Connecticut 06830.
 (4) Mary Anselmo, Reverge Anselmo, Frederick A. Landman and Lourdes Saralegui are joint trustees under the Article VII Trust, which was created by Rene Anselmo (the founder and former Chairman of the Board and Chief Executive Officer of PanAmSat International), and succeeded to all of the stock owned by Rene Anselmo on the date of his death. A majority of the joint trustees have power to vote all of the Common Stock held by the Article VII Trust, and Mrs. Anselmo, as joint trustee, has the sole power to require or prohibit the sale of such shares. Each joint trustee, in his or her capacity as such, may be deemed to be the beneficial owner of all the shares of Common Stock that are held by the Article VII Trust, but each joint trustee other than Mrs. Anselmo disclaims beneficial ownership of such shares.
 (5) Includes 10,718,588 shares owned by the Article VII Trust for which Mrs. Anselmo is a joint trustee. As joint trustee, Mrs. Anselmo has sole power to require or prohibit the sale of the trust's shares. Mrs. Anselmo is also the principal beneficiary of the trust and claims beneficial ownership of the shares.
 (6) The number of shares shown in the table includes the following shares that certain directors, executive officers and former executive officers of the Company may acquire by exercising options on or prior to April 13, 2001 : Michael T. Smith, 500; Roxanne S. Austin, 500; Patrick J. Costello, 500; Dennis F. Hightower, 500; James M. Hoak, 500; Stephen R. Kahn, 500; Joseph R. Wright, Jr., 500; R. Douglas Kahn, 135,000; Kenneth
     N. Heintz, 50,000; James W. Cuminale, 62,500; Robert A. Bednarek, 77,815; and Michael J. Inglese, 21,000.
 (7) Includes 10,000 shares owned by the Thomas W. and Roxanne S. Austin Trust, of which Ms. Austin is a trustee.
 (8) Does not include (i) 785,788 shares held by the Frederick A. Landman Irrevocable Trust for which Mr. Costello is trustee and (ii) 279,953 shares held by the Rayce Anselmo Trust for which Mr. Costello is a joint trustee, with respect to all of which shares Mr. Costello disclaims beneficial ownership.
 (9) Includes 374 shares credited to Mr. Kahn's accounts under the PanAmSat Retirement Savings Plan (the "401(k) Plan").
(10) Includes 332 shares credited to Mr. Heintz's accounts under the 401(k)
     Plan.
(11) Includes 614 shares credited to Mr. Cuminale's accounts under the 401(k) Plan.
(12) Includes 481 shares credited to Mr. Bednarek's accounts under the 401(k) Plan.
(13) Includes 429 shares credited to Mr. Inglese's accounts under the 401(k)
     Plan.

  The following table sets forth certain information regarding the equity securities of GM beneficially owned as of February 13, 2001 by (i) each of the directors of the Company and nominees for director, (ii) the Company's Chief Executive Officer and the Named Executive Officers and (iii) all executive officers and directors of the Company as a group (14 persons).

                                  Amount and Nature of  Amount and Nature of
                                  Beneficial Ownership  Beneficial Ownership
                                    of Shares of GM    of Shares of GM Class H
Name of Beneficial Owner(1)        Common Stock(1)(2)      Common Stock(2)
---------------------------       -------------------- -----------------------
Michael T. Smith(3)..............        39,087               2,785,008
Roxanne S. Austin(4).............         4,336                 891,637
Patrick J. Costello..............           --                      --
Dennis F. Hightower..............           --                      --
James M. Hoak....................           --                      --
Stephen R. Kahn..................           --                      --
Jack A. Shaw(5)..................         3,604               1,415,915
Joseph R. Wright, Jr.............           --                      --
R. Douglas Kahn..................           --                      --
Kenneth N. Heintz(6).............           329                  73,497
James W. Cuminale................           --                      --
Robert A. Bednarek...............           --                      --
Michael J. Inglese(7)............           --                   14,280
All executive officers and
 directors as a group (14
 persons)........................        47,037               5,092,560

--------
(1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of GM Common Stock or GM Class H Common Stock ("GMH" or "GMH Common Stock") listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares that such person has the right to acquire by April 13, 2001. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire on or before April 13, 2001 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
(2) No individual director or nominee for director or executive officer beneficially owns one percent or more of any class of outstanding equity securities of GM, nor do the directors, nominees and executive officers as a group beneficially own one percent or more of any class of outstanding equity securities of GM.
(3) The shares of GMH Common Stock shown as owned by Mr. Smith include (i) 8,643 shares that are held in trust pursuant to the Hughes Non-Bargaining Employees Thrift and Savings Plan, (ii) 36 shares that are held in trust under the GM Stock Purchase Program, (iii) 2,776,329 shares that are comprised of options exercisable on or before April 13, 2001 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Incentive Plan and the GM Incentive Plan and (iv) 27,180 shares that are held in the Hughes Electronics Corporation Deferred Compensation Plan.
(4) The 1,532 shares of GM Common Stock shown as owned by Ms. Austin are held in trust by the Thomas W. and Roxanne S. Austin Trust, of which Ms. Austin is a trustee. The shares of GMH Common Stock shown as owned by Ms. Austin include (i) 20,342 shares that are held in trust pursuant to the Hughes Non-Bargaining Employees Thrift and Saving Plan, (ii) 39,318 shares that are held in trust by the Thomas W. and Roxanne S. Austin Trust and (iii) 755,739 shares comprised of options exercisable on or before April 13, 2001 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Incentive Plan.
(5) The shares of GMH Common Stock shown as owned by Mr. Shaw include (i) 6,836 shares that are held in trust pursuant to the Hughes Non-Bargaining Employee Thrift-Savings Plan and (ii) 1,350,550 shares comprised of options exercisable on or before April 13, 2001.

(6) The shares of GMH Common Stock shown as owned by Mr. Heintz include (i) 1,731 shares that are held in trust pursuant to the Hughes Non-Bargaining Employees Thrift and Savings Plan and (ii) 71,418 shares comprised of options exercisable on or before April 13, 2001 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Corporation Incentive Compensation Plan.
(7) The shares of GMH Common Stock shown as owned by Mr. Inglese represent options to purchase 14,280 shares of GMH Common Stock exercisable on or before April 13, 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and holders of more than 10% of any class of the Company's equity securities registered under the Exchange Act ("10% Holders"), to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of such reports. Based on the Company's review of such reports received by it, the Company believes that during the year ended December 31, 2000, its officers and directors and 10% Holders complied with all applicable Section 16(a) filing requirements on a timely basis, except for Michael J. Inglese, an officer, who filed a Form 3 approximately one month late, Thomas E. Eaton, Jr., an officer, who filed a Form 3 approximately two months late, and Jack A. Shaw, a director, who filed a Form 3 approximately one month late.

                            EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and the Named Executive Officers for services rendered in all capacities to the Company during each of the last three fiscal years:

                          Summary Compensation Table

                                    Annual Compensation          Long-Term Compensation
                                ----------------------------  -------------------------------
                                                                     Awards           Payouts
                                                              ---------------------   -------
                                                              Securities
                                                Other Annual  Underlying Restricted    LTIP       All Other
        Name and         Fiscal Salary   Bonus  Compensation   Options     Stock      Payout     Compensation
   Principal Position     Year    ($)   ($)(1)      ($)          (#)     Awards ($)     ($)          ($)
   ------------------    ------ ------- ------- ------------  ---------- ----------   -------    ------------
R. Douglas Kahn.........  2000  525,000 525,000       --           --         --          --        36,712(10)
 President and Chief      1999  500,000 400,000   132,000(4)   130,000        --          --        18,546
 Executive Officer        1998   33,654     --        --           --         --          --         1,800
Kenneth N. Heintz(2)....  2000  173,440     --        --           --         --          --       470,623(11)
 Executive Vice           1999  306,600 150,000       --        80,000        --      342,292(8)    18,560
 President and Chief      1998  292,000 160,200    10,000(5)    30,000        --      116,863(9)    27,458
 Financial Officer
Robert A. Bednarek......  2000  315,000 214,000   225,000(6)       --         --          --        18,440(12)
 Executive Vice           1999  300,000 150,000   225,000(6)    80,000        --          --        14,275
 President and Chief      1998  250,000  94,000   225,000(6)    25,000    527,438(7)      --        13,900
 Technology Officer
James W. Cuminale.......  2000  300,000 195,000   225,000(6)       --         --          --       403,031(13)
 Executive Vice           1999  275,000 150,000   225,000(6)    80,000        --          --        13,900
 President,               1998  250,000  94,000   225,000(6)    25,000    527,438(7)      --        13,900
 General Counsel and
 Secretary
Michael J. Inglese(3)...  2000  191,731 130,000       --        20,000        --          --         6,800(14)
 Senior Vice President,
 Chief Financial Officer

--------
 (1)  Bonuses for 2000 were paid in February 2001.
 (2) Mr. Heintz resigned as the Company's Chief Financial Officer effective June 26, 2000. The amounts set forth above for the year 2000 include compensation paid by the Company to Mr. Heintz until his resignation. Mr. Heintz participated in the benefits programs of Hughes Electronics in 1998, 1999 and 2000. Prior to Mr. Heintz's resignation, the Company reimbursed Hughes Electronics for the cost of Mr. Heintz's salary, bonus and benefits, including the amount contributed by Hughes Electronics into any retirement savings plan for Mr. Heintz's benefit as a match against his contributions to such plan.
 (3) Mr. Inglese was appointed Senior Vice President, Chief Financial Officer effective as of June 27, 2000.
 (4) Mr. Kahn currently resides in Boston, Massachusetts. This amount includes $120,500 for commuting and living expenses in 1999 payable pursuant to the Company's employment agreement with Mr. Kahn. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Employment Agreement with R. Douglas Kahn."
 (5) This amount represents $10,000 paid to Mr. Heintz by Hughes Electronics as the recipient of that company's Chairman's Honors Award.
 (6) In connection with the retention agreements with Messrs. Cuminale and Bednarek, cash payments of $225,000 were paid in 1998, 1999 and 2000. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Retention Agreements with James W. Cuminale and Robert A. Bednarek."
 (7) In connection with retention agreements with Messrs. Cuminale and Bednarek, 9,700 restricted stock units were granted to Messrs. Cuminale and Bednarek on July 10, 1998 under the Long-Term Stock Incentive Plan. The restricted stock units were valued at $527,438 as of July 10, 1998 and approximately $336,469 for each of Messrs. Cuminale and Bednarek as of December 29, 2000. The restricted stock units vest in four equal installments commencing as of July 10, 1998 and continuing on each anniversary thereafter.

    See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Retention Agreements with James W. Cuminale and Robert A. Bednarek."
 (8) This amount represents a payout under the Hughes Electronics Long-Term Achievement Plan in February 2000 for the performance period January 1, 1997 through December 31, 1999 of 2,610 shares of GMH Common Stock valued at $287,100 and 660 shares of GM Common Stock valued at $55,193.
 (9) This amount represents a pro-rated portion of a payout under the Hughes Electronics Corporation Long-Term Achievement Plan for the performance period January 1, 1995 through December 31, 1998.
(10) This amount represents a contribution to the Restoration and Deferred Compensation Plan (the "Restoration and Deferred Compensation Plan") of $29,912 and a contribution to the 401(k) Plan of $6,800.
(11) This amount represents a contribution to the Restoration and Deferred Compensation Plan of $6,323, a contribution to the 401(k) Plan of $6,800 and $457,500 earned on the exercise of PanAmSat stock options during the year.
(12) This amount represents a contribution to the Restoration and Deferred Compensation Plan of $11,640 and a contribution to the 401(k) Plan of $6,800.
(13) This amount represents a contribution to the Restoration and Deferred Compensation Plan of $5,401, a contribution to the 401(k) Plan of $6,800 and $390,830 earned on the exercise of PanAmSat stock options during the year.
(14)  This amount represents a contribution to the 401(k) Plan of $6,800.

  The following table sets forth additional information concerning the grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2000. All stock options indicated on the table below were granted pursuant to the Long-Term Incentive Plan.

             Option Grants in Fiscal Year Ended December 31, 2000

                                               Individual Grants
                         --------------------------------------------------------------
                         Number of    % of Total
                         Securities    Options
                         Underlying   Granted to     Exercise               Grant Date
                          Options    Employees in    or Base     Expiration   Present
Name                      Granted    Fiscal Year  Price($/Sh)(2)    Date    Value($)(3)
----                     ----------  ------------ -------------- ---------- -----------
R. Douglas Kahn.........      --         --              --           --          --
Kenneth N. Heintz.......      --         --              --           --          --
James W. Cuminale.......      --         --              --           --          --
Robert A. Bednarek......      --         --              --           --          --
Michael J. Inglese......   20,000(1)     1.5%         43.688      6/30/10     549,600

-------
(1) The options are exercisable in equal installments over a four-year period commencing on June 30, 2001.
(2) The exercise price per share of each option was equal to the fair market value of the stock on the date of grant.
(3) Grant Date Present Value for PanAmSat options is determined using the Black-Scholes option pricing model based on the following assumptions:
     (a) an expected option life of ten years; (b) a risk-free interest rate of 5.9%; (c) stock price volatility of 39.1%; and (d) a dividend yield of 0%. The Grant Date Present Values set forth in the table are only theoretical values and may not accurately determine present value. Based on these assumptions, the estimated fair value of options granted on June 30, 2000 was approximately $27.48. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                  Number of
                                                  Securities       Value of
                                                  Underlying     Unexercised
                                                 Unexercised     In The-Money
                                                Options at FY     Options at
                          Shares                   End (#)        FY End ($)
                        Acquired on    Value     Exercisable/    Exercisable/
Name                    Exercise(#) Realized($) Unexercisable   Unexercisable*
----                    ----------- ----------- -------------- ----------------
R. Douglas Kahn........      --           --    79,166/120,834 $115,797/347,392
Kenneth N. Heintz......   15,000      441,670         50,000/0 $      128,140/0
James W. Cuminale......   15,000      375,000    32,500/68,334 $ 94,962/213,780
Robert A. Bednarek.....      --           --     49,481/68,334 $144,152/213,780
Michael J. Inglese.....      --           --     11,500/44,500 $  26,722/80,167

--------
* Based on the closing price of the Common Stock on December 29, 2000 of approximately $34.69.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

 Employment Agreement with R. Douglas Kahn

  Effective as of April 1, 2001, the Company entered into an employment agreement with R. Douglas Kahn (the "Kahn Employment Agreement") pursuant to which Mr. Kahn agreed to serve as the Company's Chief Executive Officer. The current term of the Kahn Employment Agreement will expire on March 31, 2003, and thereafter may be extended by the Company on twelve months' prior written notice to Mr. Kahn. Under the Kahn Employment Agreement, Mr. Kahn receives an annual base salary of $560,000 and his bonus target for calendar year 2001 is $560,000. However, the actual bonus amount, if any, will be based upon the Company's performance during such year as determined by pre-established performance measures and goals determined by the Compensation Committee and Mr. Kahn's individual performance. Effective as of January 23, 2001, the Company granted Mr. Kahn options to purchase 200,000 shares of Common Stock under the Kahn Employment Agreement, which number covers the employment period of 2001 and 2002. Mr. Kahn is also entitled to participate in the Company's Annual Incentive Plan (the "AIP"), the 401(k) Plan and the Restoration and Deferred Compensation Plan and is also entitled to coverage under employee welfare benefit plans of the Company.

  Mr. Kahn's employment may be terminated upon 30 days' notice by either the Company or Mr. Kahn. If Mr. Kahn is terminated for cause or he leaves the Company without good reason he will not be entitled to receive any compensation, benefits or severance pay from the Company, other than as required by law or by the terms of a Company plan in which he participates. However, Mr. Kahn will be entitled to receive amounts accrued and unpaid as of the termination date, including earned but unpaid salary and bonus, accrued vacation and unreimbursed expenses. If Mr. Kahn's employment is terminated without cause or he leaves the Company for good reason, he will be entitled to receive severance pay (as described below) and amounts accrued and unpaid as of the termination date, including earned but unpaid salary and bonus, accrued vacation and unreimbursed expenses. In addition, except in the case of a non-renewal of the Kahn Employment Agreement, if there is a change in control during the term of the agreement and, thereafter, Mr. Kahn's employment is terminated without cause or he leaves the Company for good reason, all of his stock options shall vest immediately and become exercisable and all of his stock options shall terminate not later than the fifth anniversary of the date of termination or, if earlier, the expiration date of the stock options.

  Under the Kahn Employment Agreement, severance pay includes an amount equal to (i) two and one-half times Mr. Kahn's annual base salary in effect at the time of termination and (ii) two and one-half times the higher of (A) the actual bonus amount paid to Mr. Kahn under the AIP for the bonus year immediately preceding his termination date, or (B) his targeted annual bonus under the AIP for the year in which the termination is effective. In addition, the Company will pay the cost of Mr. Kahn's (and his dependents') participation in the Company's group medical, dental, vision and basic life insurance plans for up to 30 months following his termination. If

Mr. Kahn's employment with the Company is terminated without cause or he leaves for good reason, or his employment is terminated as the result of his death or disability, Mr. Kahn will be entitled to a pro-rata AIP bonus for the fiscal year of termination (when bonuses for such year are paid) and any amounts under the Company's Retention and Deferred Compensation Plan shall become fully vested.

  The Kahn Employment Agreement contains a covenant not to compete with the Company and a covenant not to solicit any key employees to accept employment with a competitor of the Company for a period of two years after the termination of Mr. Kahn's employment. The Kahn Employment Agreement also provides that in the event that the termination payment or any other amount or benefit payable to Mr. Kahn under the Kahn Employment Agreement or otherwise should become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other similar tax or assessment, the Company will pay Mr. Kahn the amount necessary to fully reimburse him for such taxes.

 PanAmSat Corporation's Severance Pay Plan

  The Company's Severance Pay Plan (the "Severance Pay Plan") provides severance pay to eligible employees upon separation of employment. Each regular full-time employee of the Company is a participant in the Severance Pay Plan. An employee terminated for any reason other than for cause (as defined in the Severance Pay Plan) who signs and delivers to the Company a release of all claims which the employee may have by reason of employment with the Company or the termination thereof shall be eligible to receive severance benefits pursuant to the Severance Pay Plan. Severance benefits are calculated as follows: (i) one week of salary for every year of service up to five years,
(ii) two weeks salary for every year of service over five years and (iii) a minimum of four weeks salary and a maximum of 52 weeks salary for executive employees, a minimum of three weeks salary and a maximum of 29 weeks salary for exempt employees, and a minimum of two weeks salary and a maximum of 29 weeks salary for non-exempt employees. The severance benefit is paid in a lump sum, as soon as practicable after termination, less applicable deductions and withholdings.

  Under the terms of the Severance Pay Plan, the Chief Executive Officer or his designee has the power to determine all questions arising under the Severance Pay Plan, and any decision regarding any matter within the discretion of the Chief Executive Officer and made by him in good faith is binding on all persons. The Company has reserved the right through its Board of Directors to amend the Severance Pay Plan and to terminate the Severance Pay Plan at any time without prior notice, provided that the Severance Pay Plan shall not be terminated with respect to any Terminated Employee (as defined in the Severance Pay Plan) or amended in a way that is adverse to the interests of any Terminated Employee.

  Under the Severance Pay Plan, the Named Executive Officers would receive a minimum of four weeks salary and a maximum of 52 weeks salary as severance, depending upon years of service.

 Retention Agreements with James W. Cuminale and Robert A. Bednarek

  Effective July 10, 1998 (the "Effective Date"), the Company entered into retention agreements (the "Retention Agreements") with James W. Cuminale, Executive Vice President, General Counsel and Secretary of the Company and Robert A. Bednarek, Executive Vice President and Chief Technology Officer of the Company (each a "covered officer"), providing for cash payments and an award of restricted stock units ("RSUs") under the Company's Long-Term Incentive Plan. In consideration for entering into the Retention Agreements, each covered officer forfeited all of his rights and interests in the severance agreements that were previously entered into with PanAmSat International that entitled the covered officer to receive payments approximating three years of base salary plus bonuses if his employment with the Company terminated under certain defined circumstances. The Retention Agreements are effective for a period of three years and will terminate on July 10, 2001 (the "Term"); provided, however, that obligations and benefits arising prior to such termination will continue until fully satisfied.

  Under the Retention Agreements, each covered officer will receive a cash payment of $900,000 (the "Cash Payment") and a grant of 9,700 RSUs. The Cash Payment and the RSUs will vest ratably 25% on the Effective

Date and 25% on each of the next three anniversaries following the Effective Date. The Cash Payment is paid as each installment vests and the RSUs will be settled in Common Stock as soon as administratively practicable after they become vested; provided, however, that (i) RSUs which vest on the Effective Date were not settled until July 10, 1999 and (ii) a covered officer may defer the settlement of his RSUs until a later date.

  Pursuant to the Retention Agreements, in the event of an Involuntary Termination (as defined in the Retention Agreements) of a covered officer, the Company will make a lump sum payment to such covered officer in an amount equal to the sum of (i) the annual base salary that he would have earned during the remainder of the Term, (ii) the annual target bonus that he would have earned during the remainder of the Term, and (iii) the value of his accrued but unused vacation days. In addition, the remainder of the Cash Payment will immediately vest and be paid as a lump sum, and all restrictions relating to the RSUs will immediately lapse and the RSUs will be settled in Common Stock. Moreover, the Company will continue to provide a covered officer and his dependents with health and accident, life insurance and medical benefits applicable to him until the sooner of the expiration of the Term or the date which the covered officer obtains other employment.

  The Retention Agreements further provide that in the event of a covered officer's death or disability, the Company will make a lump sum payment to such covered officer or his beneficiary in an amount equal to the sum of (i) his accrued but unpaid base salary, (ii) a pro rata amount of his target bonus for the year in which his employment terminates, and (iii) the value of his accrued but unused vacation days. In addition, the remainder of the Cash Payment will immediately vest and be paid as a lump sum and all restrictions relating to the RSUs will immediately lapse and the RSUs will be settled in Common Stock.

  In the event that any amounts payable to a covered officer under the Retention Agreements should become subject to an excise tax imposed under
Section 4999 of the Code or any other similar tax or assessment, the Company will pay the covered officer the amount necessary to fully reimburse him for such taxes. Additionally, the Retention Agreements provide that the Company will reimburse a covered officer for attorneys' fees and other costs necessary to enforce or defend his rights under the Retention Agreements.

  The Retention Agreements contain a covenant not to compete with the Company for the remainder of the Term (the "Restricted Period") in the event the covered officer's employment with the Company is subject to an Involuntary Termination or the covered officer terminates his employment as a result of disability. The covered officer is restricted from (i) owning five percent or more of any class of securities of an entity, whose securities are listed on a national securities exchange or quoted on Nasdaq and with which the Company competes and (ii) being employed by or rendering financial or other assistance to an entity that competes with the Company. In addition, a covered officer agrees not to solicit any employees or customers of the Company during the Restricted Period or to disclose at any time any confidential information obtained during his employment with the Company.

 Executive Change-in-Control Severance Agreements

  Effective January 1, 2001, the Company entered into executive change-in-control severance agreements (the "Severance Agreements") with each of James
W. Cuminale, Robert A. Bednarek, Thomas E. Eaton, Jr. and Michael J. Inglese (each a "Covered Officer"). The Severance Agreements provide for payments by the Company to the Covered Officers in the event the Company terminates such officer's employment without cause or the Covered Officer terminates his employment for good reason within three years after a Change-in-Control of the Company (as defined in the Severance Agreements).

  In the event of an Involuntary Termination (as defined in the Severance Agreement) of a Covered Officer, the Company will pay to such Covered Officer all accrued compensation in an amount equal to the sum of (i) the unpaid annual base salary earned as of the date of termination, (ii) an amount equal to the higher of (x) the Covered Officer's unpaid targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Covered Officer in respect of the most recent full fiscal year of the Company, in each case multiplied by a fraction, the numerator of which is the number of days elapsed in the current fiscal period to the date of termination, and the denominator of which is 365 and (iii) an amount equal to the Covered Officer's accrued balance under the Company's "paid time off" program (or successor or replacement program), calculated based on the Covered Officer's annual base salary.

  The Severance Agreements also require the Company to pay to such Covered Officer severance compensation upon Involuntary Termination in an amount equal to two times the sum of (i) the Covered Officer's annual base salary for the year in which the Involuntary Termination occurs plus (ii) the higher of (x) the Covered Officer's targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Covered Officer in respect of the most recent full fiscal year of the Company. Payment of the severance compensation is conditioned upon receipt of a written release from the Covered Officer of any claims against the Company or its subsidiaries.

  The Severance Agreements also provide that (i) any unvested stock options, restricted stock units and other awards ("Stock Awards") granted prior to the Change-in-Control under the Company's Long-Term Stock Incentive Plan (or successor or replacement plan) (the "Plan") held by a Covered Officer shall immediately become vested and exercisable, and any restrictions thereon shall lapse upon the Change-in-Control and, to the extent such Stock Awards are assumed, substituted or continued, following any Involuntary Termination such Stock Awards shall be exercisable under the terms and conditions of the Plan and any award agreements thereunder for a period equal to the lesser of (x) five years from the date of the Covered Officer's Involuntary Termination or
(y) the term of such Stock Award, (ii) the Covered Officer and the Covered Officer's dependents shall be entitled to participate on the same basis as active employees and their dependents, respectively, in the Company's group health, dental and life insurance plans (including premium payments and credit dollars paid by the Company), or the Company shall make available comparable benefits (but not any other welfare benefit plans or any retirement plans, except as described below) for a period of two years following an Involuntary Termination of employment and (iii) the Covered Officer's shall be entitled to reimbursement for actual payments made for professional outplacement services, not to exceed $25,000.

  If any amounts or other benefits payable to a Covered Officer under the Severance Agreements or otherwise become subject to an excise tax imposed under Section 4999 of the Code or any other similar tax or assessment, the Company will pay the Covered Officer the amount necessary to fully reimburse such Covered Officer for these taxes. The Severance Agreements also provide that the Company will reimburse a Covered Officer for attorneys' fees and other costs necessary to enforce or defend his rights under the Severance Agreements.

Report of the Compensation Committee

  The compensation of senior executives at the Company is determined by the Compensation Committee of the Board of Directors. The Compensation Committee is a standing committee of the Board of Directors and is composed entirely of outside directors within the meaning of Section 162(m) of the Code. The Compensation Committee met five times and took one action by written consent in 2000. No member of the Compensation Committee is eligible to participate in any of the compensation plans or programs it administers, except that directors may participate in the Company's Long-Term Incentive Plan and the 1999 Non-Employee Directors Compensation Deferral Plan.

  During 2000, the Company's executive officers were: R. Douglas Kahn--Chief Executive Officer and President; Robert A. Bednarek--Executive Vice President and Chief Technology Officer; James W. Cuminale--Executive Vice President, General Counsel and Secretary; Thomas E. Eaton, Jr., Executive Vice President, Global Sales (from December 2000 to the present); Kenneth N. Heintz--Executive Vice President and Chief Financial Officer (from January 2000 to June 2000); and Michael J. Inglese, Senior Vice President and Chief Financial Officer (from June 2000 to the present). Mr. Heintz resigned his positions with the Company in June 2000 and rejoined Hughes Electronics.

 Compensation Philosophy

  The Compensation Committee believes that if the Company is to be successful, its compensation programs must be designed to attract and retain the highest caliber employees and maintain an entrepreneurial environment. The Company's executive compensation program is premised on the belief that the interests of executives should be closely aligned with those of the Company's stockholders. Based on this philosophy, a significant portion of each executive's total compensation is placed at-risk and linked to the accomplishment of specific results which will lead to the creation of value for the Company's stockholders in both the short-term and the long-term. Under this pay-for-performance orientation: (a) executives are motivated to improve the overall performance, growth and profitability of the Company, as well as their specific areas of responsibility and rewarded based on specific, measurable results; (b) accountability is reinforced through the adjustment of salaries and incentive awards on the basis of each executive's individual performance and contribution; (c) long-term incentive awards are paid in the form of options to acquire Common Stock of the Company to further reinforce the strong link between executives' interests with those of stockholders; and (d) a highly competitive level of compensation can be earned in years of strong performance to ensure the Company attracts and retains the leadership talent needed to successfully maintain and grow its business; conversely, in years of below average performance, an executive will receive a reduced level of compensation in accordance with performance criteria set by the Compensation Committee.

 Compensation Deductibility Policy

  To the extent that it is practicable and consistent with the Company's executive compensation philosophy, the Compensation Committee intends to comply with Section 162(m) of the Code (and any regulations promulgated thereunder) to preserve the deductibility of performance-based compensation in excess of $1 million per taxable year to any of the executive officers. If compliance with the Section 162(m) rules conflicts with the compensation philosophy or is determined not to be in the best interests of stockholders, the Compensation Committee will abide by the compensation philosophy, regardless of the tax impact of such actions.

 Compensation Plans

  In January 2000, the Board of Directors met in executive session to review the Company's performance and the performance of the executive officers, including the Chief Executive Officer. The Compensation Committee advised the Board with respect to all compensation determinations for these executives.

  As discussed below, aside from benefits which are available to employees generally, an executive's total compensation package is comprised of three components, each of which plays an integral role in formulating the total compensation package: (a) base salary; (b) annual incentives; and (c) stock options.

  Base Salary. In connection with the incentive program review, base salaries for the Company's executives are targeted to be at the median of the salaries paid to executives in comparable positions in the marketplace. The base salaries of individual executives can and do vary from this salary benchmark based on prior experience and performance. Following a detailed review of the scope of each executive's responsibilities relative to comparable positions at survey group companies in the satellite and technology industry, and a review of each executive's individual performance, the Compensation Committee approved the 2000 salaries for the executive officers. The 2000 salaries of executive officers are set forth in the Summary Compensation table on page 12, other than Mr. Eaton's because his compensation did not exceed $100,000 for the year.

  The Compensation Committee believes that it is in the stockholders' best interests to ensure continuity in the Company's senior executives. On April 1, 2001, the Company entered into a new employment agreement with Mr. Kahn for a two-year term through March 31, 2003. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Employment Agreement with R. Douglas Kahn." Effective July 10, 1998, the Company entered into retention agreements with Messrs. Bednarek and Cuminale. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements-- Retention

Arrangements with James W. Cuminale and Robert A. Bednarek." On December 7, 2000, the Compensation Committee approved Severance Agreements with Messrs. Cuminale, Bednarek, Eaton and Inglese (Mr. Kahn's employment agreement contains severance provisions). See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Executive Change-in-Control Severance Agreements."

  Annual Incentives and Total Cash Compensation. Annual incentives for all of the executive officers, as well as all other employees, were granted under the 2000 Annual Incentive Plan ("AIP"), which was approved by the Company's stockholders in May 2000. In view of their corporate-wide responsibility, the annual incentive award opportunity for the executive officers is based on a combination of the Company's overall performance and the executive's individual performance. In addition, the annual incentive award opportunity for the large majority of the Company's other employees is based on the Company's overall performance, modified up or down based on individual performance. In connection with the incentive review program, the Compensation Committee targeted total cash compensation (base salary plus annual bonus) for the executive officers is at the 75th percentile of a comparable group of companies in the satellite and technology industry.

  In addition to establishing an annual targeted performance level under the AIP, the Compensation Committee also identifies threshold or minimum performance targets which must be achieved before awards are granted and a maximum beyond which no additional amounts will be paid. The size of final awards granted is based on the level of performance achieved. In establishing the payout range, the Compensation Committee assesses the performance necessary to achieve the target objectives and reviews past and projected budgeted performance targets and external marketplace conditions. For 2000, the Compensation Committee focused on the following factors in determining the size of the AIP bonus pool: total revenues; earnings before interest, taxes, depreciation and amortization ("EBITDA"); net backlog additions; and non-financial goals in the areas of workplace diversity and customer satisfaction.

  The payment of an award under the AIP in 2000 was based on the achievement of predetermined levels of total revenues, EBITDA and net backlog additions derived from the Company's budget and business, as well as workplace diversity and customer satisfaction for the plan year. The Compensation Committee used its discretion in setting the specific financial targets. The Compensation Committee established individual award targets for each executive officer and all other employees in line with the Company's compensation philosophy. If the maximum performance targets were satisfied, individual awards to the executive officers would be 180% of their respective target. Performance falling within the ranges for minimum, target, and maximum individual awards were prorated accordingly.

  After reviewing the Company's overall operating performance, the Compensation Committee determined 2000 AIP awards on a basis reflective of overall operating performance as well as the specific performance measures relating to the non-financial targets.

  In January 2001, the Compensation Committee reviewed the total compensation paid by the Company to the executive officers during 2000 and determined that such compensation was appropriate and consistent with market practice. The Compensation Committee also approved the 2000 AIP awards to the executive officers, which awards were paid in cash in February 2001.

  Stock Options. Stock options are granted under the provisions of the Long-Term Incentive Plan which was approved by the Company's stockholders in May 1998 and which was amended by the Board of Directors in December 2000. The amendment provides that, upon a "change-in-control" (as defined in the Long-Term Incentive Plan), all unvested stock options and other awards granted under the Long-Term Incentive Plan will vest immediately and become exercisable, and restrictions on any awards, such as restricted stock, will lapse immediately. Stock options are an important part of the Company's long-term incentive strategy and are granted to reinforce the importance of improving stockholder value over the long term by directly linking executive compensation to Company performance. Stock options are granted at 100% of the fair market value of the stock on the date of grant to ensure the executives can only be rewarded for appreciation in the price of Common Stock of the Company when the Company's stockholders are similarly benefited.

  Option grant levels have been patterned after industry-competitive long-term incentive compensation practices and criteria established by the Compensation Committee, including but not limited to, responsibility level and salary. Historically, the Company has made annual grants of stock options to its executive officers. During 1999, the Compensation Committee determined that it would be in the best interests of stockholders for executive stock option grants to be made less frequently than annually and with longer vesting periods than the traditional three-year period. The 1999 stock option grants to the Named Executive Officers were made by the Compensation Committee with the express understanding that there would not be any executive stock option grants during 2000, and the vesting period of the 1999 stock option grants was increased from three to four years. During 2000, the Company did not award any stock options to the Named Executive Officers. However, the Company did award stock options in December 2000 to Mr. Eaton when he joined the Company. The Compensation Committee believes that infrequent grants and longer vesting periods are consistent with its overall philosophy of encouraging executives to create long-term value for its stockholders as the full benefit of the grants cannot be realized unless an appreciation in the share price occurs over a specified number of years.

 Other Considerations with Respect to the Chief Executive Officer's
Compensation

  In accordance with the employment agreement between the Company and Mr. Kahn, the annual compensation for the Company's Chief Executive Officer and President was set by the Compensation Committee with the goal of providing him with competitive increases to his base salary and target annual incentive award. These amounts are determined based on a comparison with other companies with which PanAmSat competes for executive talent. In awarding an amount to Mr. Kahn under the AIP for 2000, the Compensation Committee evaluated Mr. Kahn's performance. For 2000, the Compensation Committee awarded Mr. Kahn the sum of $525,000 which was at target. During 2000, consistent with the understanding described above with respect to other executive officers, Mr. Kahn did not receive any stock options in 2000. On January 23, 2001, Mr. Kahn was awarded 200,000 stock options with four-year vesting, at an exercise price of $38.1875.

                     Members of the Compensation Committee

  The following directors were members of the Compensation Committee through December 2000 and determined the 2000 salaries and incentive bonus targets for the Chief Executive Officer and the other Named Executive Officers.

                                          Joseph R. Wright, Jr., Chairman
                                          Michael T. Smith

The following directors have been members of the Compensation Committee since December 2000 and determined the final amounts of incentive bonus payments for 2000.

                                          Joseph R. Wright, Jr., Chairman
                                          Michael T. Smith
                                          Jack A. Shaw

                                                                 April 30, 2001

Compensation Committee Interlocks and Insider Participation

  There were no compensation committee interlocks between any of the members of the Compensation Committee during 2000 and any other entity. Mr. Smith currently is a member of the Compensation Committee. Mr. Smith currently is an executive officer of Hughes Electronics, the parent corporation and an affiliate of the Company under the rules and regulations of the SEC. During 2000, Hughes Electronics and certain of its subsidiaries engaged in certain transactions with the Company which are described in "Certain Relationships and Related Transactions."

Certain Relationships and Related Transactions

  Consulting Agreement. The Company entered into a consulting agreement, dated as of October 2, 2000 (the "Consulting Agreement"), with Advent International Corporation ("Advent"), a global private equity firm. Stephen R. Kahn, a director of the Company, and the brother of R. Douglas Kahn, the Chief Executive Officer of the Company, is a managing director of Advent. Under the terms of the Consulting Agreement, the Company agreed to engage Advent as its financial consultant and advisor for a period of six months in connection with certain proposed strategic transactions. The Consulting Agreement provides that the Company will (i) pay Advent a monthly retainer, (ii) pay Advent a success fee per transaction for each transaction entered into or consummated during the term of the agreement and for a period of eighteen months thereafter and (iii) reimburse Advent for all reasonable out-of-pocket expenses incurred thereunder. The Consulting Agreement may be terminated on 30 days' notice by either the Company or Advent. Upon such termination, the Company would be obligated to pay to Advent all fees and expenses payable under the Consulting Agreement, including pro-rated retainer fees, success fees and reasonable out-of-pocket expenses. The Company also agreed to indemnify Advent against all liabilities resulting from its engagement under the Consulting Agreement. In 2000, the Company made payments of $100,000 in the aggregate to Advent under the Consulting Agreement.

  Satellite Procurement Agreements. The Company is a party to agreements with Boeing Satellite Systems, Inc. ("Boeing"), formerly Hughes Space and Communications Company ("HSC"), for the construction of various satellites, including all of its satellites under construction in fiscal year 2000. Prior to the sale of HSC to Boeing on October 6, 2000, HSC was an affiliate of the Company. The Company believes the agreements, which became obligations of Boeing following the consummation of the sale by Hughes Electronics of HSC to The Boeing Company, are on commercially reasonable terms. The Company entered into an agreement in March 1998 for the construction of PAS-6B, which was launched in December 1998, and an agreement in October 1998 for the construction of up to six satellites, five of which (Galaxy XR, Galaxy IVR, PAS-9, PAS-10 and Galaxy VIII-iR) the Company has ordered. Pursuant to such agreements and prior agreements with HSC for the construction of PAS-2, PAS-3, PAS-4, PAS-5, PAS-1R and Galaxy III-C, a portion of the contract price (between 15% and 20%) for each satellite is paid in the form of incentive payments to be paid to HSC over a fifteen-year period after the construction and launch of the applicable satellite, contingent upon satellite performance. Pursuant to these agreements, the Company made payments to HSC prior to October 6, 2000 aggregating approximately $95.2 million, including in-orbit incentive payments totaling approximately $12.3 million. Subsequent to October 6, 2000, the Company made payments to Boeing aggregating approximately $21.6 million, including in-orbit incentive payments totaling approximately $3.4 million.

  Satellite Services. The Company is party to agreements with Hughes Electronics and certain of its subsidiaries and affiliates (together, the "Hughes Entities") pursuant to which it provides satellite capacity, telemetry, tracking and control services and other related services and facilities to the Hughes Entities, including Hughes Network Systems, Inc., DIRECTV Latin America LLC and DIRECTV, Inc. In 2000, the Company received payments aggregating approximately $144 million from the Hughes Entities under these agreements.

  Loan Agreements. The Company currently has outstanding indebtedness owing to Hughes Electronics in the form of a term loan in the approximate amount of $1.725 billion (the "Term Loan"). The Term Loan matures on June 24, 2003 and bears interest at a floating rate equal to that of the Company under a prior bank loan agreement. The Term Loan is subordinated to the Company's bank loans, borrowings under the Company's commercial paper program and $750 million of debt securities issued by the Company in January 1998. Quarterly payments of $50 million in principal are required on the Term Loan under certain circumstances depending upon the level of cash flow from operations and the Company's credit ratings. As of the date hereof, the Company is not required to make principal payments on the Term Loan due to its credit rating. During 2000, the Company made approximately $130 million in interest payments to Hughes Electronics on the Term Loan.

  Other Hughes Transactions. In addition, Hughes Electronics and other Hughes Entities lease to the Company office space in Long Beach, California and land for the Company's teleport in Castle Rock, Colorado, and provide general liability insurance and certain administrative services to the Company, including the provision of certain advisory and audit services, and permit the participation of the Company or its employees in certain discount programs, such as a business travel discount program and an automobile purchase discount program. In 2000, the Company made payments under such arrangements with Hughes Entities of approximately $1.9 million.

Report of the Audit Committee

  The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000. The information in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in such filing.

                         Audited Financial Statements

  The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with the Company's management and Deloitte & Touche, the Company's independent auditors. The Audit Committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

  The Audit Committee has also received and reviewed the written disclosures and the letter from Deloitte & Touche required by Independence Standard No. 1, "Independence Discussion with Audit Committees," and has discussed with the auditors the auditors' independence. The Audit Committee considered the non-audit services provided by Deloitte & Touche and determined that the services provided are compatible with maintaining the independence of Deloitte & Touche. See "Principal Accounting Firm Fees."

  Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000.

                        Members of the Audit Committee

     Dennis F. Hightower, Chairman       Roxanne S. Austin           James M. Hoak

                        Principal Accounting Firm Fees

  The aggregate fees billed to the Company for the year ended December 31, 2000 by Deloitte & Touche, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates were:

     Audit Fees....................................................  $  324,990
     Financial Information Systems Design and Implementation Fees..         --
     All Other Fees................................................  $1,135,508
      (includes fees for tax consulting, due diligence services and other non-audit services)

                PERFORMANCE GRAPH FOR PANAMSAT CORPORATION

                        Cumulative Total Return
                Value of $100 Invested on May 16, 1997

                Satellite Tech Index           Nasdaq          SPOT
      16-May-97                   100             100           100
      31-Dec-97                102.07          117.13        144.96
      31-Dec-98                112.54          163.54        130.88
      31-Dec-99                482.86          303.51        199.58
      29-Dec-00                324.97          184.27         116.6

  The historical stock price performance of the Common Stock shown on the Performance Graph set forth above is not necessarily indicative of future price performance.

  The Satellite Technology Index is a capitalization-weighted index of 30 leading stocks in the satellite and space sector. It is published by Barclays Capital, the investment banking division of Barclays Bank, PLC.

  The Report of the Compensation Committee and the Performance Graph shall not be deemed "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C of the Regulations of the SEC under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

Proposal 2

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board has selected the accounting firm of Deloitte & Touche to audit the Company's financial statements for, and otherwise act as the Company's independent accountants with respect to, the fiscal year ending December 31, 2001. In accordance with the Board's resolution, its selection of Deloitte & Touche as the Company's independent accountants for the current fiscal year is being presented to stockholders for ratification at the Annual Meeting. The Company knows of no direct or material indirect financial interest of Deloitte & Touche in the Company or any connection of that firm with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee. Accordingly, the Board intends to introduce at the forthcoming Annual Meeting the following resolution:

    "RESOLVED, that Deloitte & Touche be and they are hereby elected independent accountants for the Company for the year 2001."

  Members of Deloitte & Touche will be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  The Board recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche as the independent accountants of the Company for the 2001 fiscal year.

Proposal 3

           APPROVAL OF THE AMENDMENT TO THE LONG-TERM INCENTIVE PLAN

  In accordance with the Board's resolution approving and adopting the amendment to the Long-Term Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 10 million shares, the following resolution is being presented to stockholders for approval at the Annual Meeting. Accordingly, the Board intends to introduce at the forthcoming Annual Meeting the following resolution:

    "RESOLVED, that the amendment to the Long-Term Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 10 million shares be and it is hereby approved and adopted."

  The Board recommends that stockholders vote FOR the approval and adoption of the amendment to the Long-Term Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 10 million shares.

                                 MISCELLANEOUS

  A copy of the Company's Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules thereto, will be made available to stockholders without charge upon written request to James W. Cuminale, Esq., Executive Vice President, General Counsel and Secretary, PanAmSat Corporation, One Pickwick Plaza, Greenwich, Connecticut 06830. The Company will furnish any exhibits to the Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover costs.

  The cost of soliciting proxies will be paid by the Company. The Company has also arranged for reimbursement of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

  The Company's Bylaws contain procedures for stockholder nomination of directors and for other stockholder proposals to be presented before annual stockholder meetings. The Bylaws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether the proponent intends or is part of a group which intends to solicit proxies from other stockholders in support of such proposal or nomination.

  Notwithstanding the foregoing provisions, stockholders wishing to have a proposal included in the Company's proxy statement shall comply with the applicable requirements of the Exchange Act, and the rules and regulations thereunder and shall have the rights provided by Rule l4a-8 under such Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's proxy statement and accompanying proxy at the next annual meeting of stockholders currently scheduled to be held on May 30, 2002 stockholder proposals must be received by the Company on or before January 2, 2002.

  A copy of the Bylaw provisions described above is available upon written request to James W. Cuminale, Esq., Executive Vice President, General Counsel and Secretary, PanAmSat Corporation, One Pickwick Plaza, Greenwich, Connecticut 06830. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                 OTHER MATTERS

  The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          By Order of the Board of Directors

                                          /s/ James W. Cuminale
                                          James W. Cuminale
                                          Secretary

April 30, 2001

                                                                       EXHIBIT A




                            AUDIT COMMITTEE CHARTER

                                                                      EXHIBIT A

                             PANAMSAT CORPORATION

                                AUDIT COMMITTEE

                             AMENDED AND RESTATED
             STATEMENT OF DUTIES, RESPONSIBILITIES AND ACTIVITIES

  This document is intended to serve as the charter of the Audit Committee of PanAmSat Corporation ("PanAmSat"). The primary duty of the PanAmSat Audit Committee is to exercise due care in assuring itself that management fulfills its responsibility that the financial reporting process results in an objective portrayal of the financial condition of the Corporation (the "Corporation" includes PanAmSat and its subsidiaries, both directly and indirectly owned). The independent public accountants are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the stockholders.

  The following are the major responsibilities of the PanAmSat Audit
Committee:

    1. Annually, in advance of the annual meeting of the stockholders, recommends for appointment by the Board the independent public accountants to audit the books, records and accounts of the Corporation and submits such appointment to the stockholders for ratification or rejection at such meeting, engages the public accountants and ensures that the scope of the audit is sufficiently comprehensive.

    2. Evaluates and, when appropriate, recommends to the Board of Directors the replacement of the independent public accountants.

    3. Reviews the quality and acceptability of each material accounting item affecting the financial statements of the Corporation which, in the opinion of independent public accountants, might receive, under generally accepted accounting principles ("GAAP"), treatment varying from the proposed for such statements and transmits to the Board of Directors the Audit Committee's decision on such accounting items.

    4. Reports to the Board on each Committee meeting (orally through its Chairman) and on a total year's activity in written form on an annual basis.

  In undertaking the above-mentioned responsibilities, the PanAmSat Audit Committee undertakes the following activities:

    1. Meets with the independent public accountants to review their proposed plan for conducting the annual audit including its scope and degree of reliance on internal controls, reviews and approves the proposed fees for the audit, and approves any required special services; and

    2. Obtains from the independent public accountants a formal written Statement of Independence delineating all relationships with PanAmSat, actively engages in a dialogue with the independent public accountants with respect to any disclosed relationships or services that may affect their objectivity or independence and takes appropriate action to ensure their independence; and

    3. Receives reports from the management of PanAmSat, which include material changes in accounting policy and significant changes in the substance and format of the financial statements.

  In support of its primary duty, the Audit Committee also undertakes the following responsibilities and activities:

    1. Oversee the adequacy of the system of internal accounting controls of the Corporation.

      (a) The Committee ensures itself that actual implementation of the policies of the Corporation, together with the procedures to be followed thereunder, assure the safeguarding of assets and the reliability of financial records. In this regard, the Committee reviews compliance with the Foreign Corrupt Practices Act. The Committee also receives reports on audit comments periodically from management, and annually from the independent public accountants, and a report on thefts and defalcations at least annually from the Executive Vice President & Chief Financial Officer of PanAmSat.

      (b) The Committee annually meets privately and individually with the Executive Vice President & Chief Financial Officer and the independent public accountants to determine that, among other items: no outstanding differences of opinion exist between the independent public accountants and management; no material changes or modifications of accounting principles or practices exist which either the independent auditor or management wished to make and the other resisted; the internal auditor, if the company has created such a function, confirms the continued encouragement and support from management; and confirms that each has a right and duty of direct communication with the Committee at any time.

    2. Oversee the effectiveness of the internal audit function, if the Corporation has created such a function.

      (a) The Committee annually reviews the effectiveness of the internal audit staff.

      (b) The internal audit staff's purpose, authority and responsibilities are periodically reviewed by management and the Committee.

    3. As a whole, or through the Committee chair, the Committee shall review with the independent auditors the Corporation's interim financial results to be included in the Corporation's quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Corporation's filing of the Form 10-Q or, if earlier, the Corporation's publication of its quarterly financial results.

    4. Review annually the program that has been established for compliance with the PanAmSat Code of Conduct.

    5. Receive a report annually on expenses reported by the top elected officers.

    6. Review the Corporation's annual financial statements and the independent public accountants' report thereon prior to publication of the statements.

    7. Ensure the delivery of a report from the Audit Committee to the Board of Directors (the "Audit Committee Annual Report") disclosing whether or not, with respect to the prior fiscal year: (i) management has reviewed the audited financial statements with the Audit Committee, including a discussion of the quality of the accounting principles as applied and significant judgments affecting the Corporation's financial statements;
  (ii) the independent public accountants have discussed with the Audit Committee the matters required to be discussed under SAS No. 61; (iii) the Audit Committee has received the written disclosure and letter from the independent accountants required by Independence Standard No. 1 and discussed with the accountants their independence; and (iv) stating whether, based on the review and discussions conducted with management and the independent public accountants pursuant to clauses (i), (ii) and (iii) above, the Audit Committee recommends to the full Board that the Corporation's financial statements be included in the annual report on Form 10-K for the year then ended.

    8. Conduct special reviews at its own discretion within the parameters of its basic responsibilities or in other areas at the request of the Chairman of the Board or the Board of Directors.

    9. Ensure the disclosure of the Audit Committee charter at least triennially in the annual report to stockholders and in the next annual report to stockholders after any significant amendment to that charter.

    10. Review and update the Audit Committee charter as conditions dictate, but at least triennially.

    11. Periodically review globalization issues, strategies, related risks and controls related to foreign offices, joint ventures and alliances abroad.

  In order to successfully execute its responsibilities, the PanAmSat Audit Committee maintains a high degree of independence both in establishing its agenda and directly accessing various members of PanAmSat and subsidiary management. This ensures an independent and open exchange of views and confirms the authority and responsibility of internal and external auditors and financial management to inform the Audit Committee, formally and informally, of any such matters within the duties and responsibilities of that Committee. Such communication is achieved through both formal reports to the Committee and a direct line of communication by the financial officers, General Counsel, independent public accountants, Secretary of the Audit Committee and others in the Corporation to the Chairman of the Committee and the Committee itself.

  By meeting its clearly delineated responsibilities through informed and dynamic activity and communication processes, the Audit Committee can enable the Board to fulfill its fiduciary responsibilities relative to the Corporation's internal controls and financial reporting process.

                             PANAMSAT CORPORATION

                      2001 ANNUAL MEETING OF STOCKHOLDERS

                              The St. Regis Hotel
                              2 East 55th Street
                              New York, New York
                             Friday, June 1, 2001
                                   3:30 p.m.



                                  DETACH HERE


                                     PROXY


                             PanAmSat Corporation

                         PROXY/VOTING INSTRUCTION CARD

 Proxy Solicited on Behalf of the Board of Directors of PanAmSat Corporation
                    for the Annual Meeting on June 1, 2001

  The undersigned hereby constitutes and appoints James W. Cuminale and Michael
J. Inglese and each of them, true and lawful agents and proxies (the "Proxies") with full power of substitution in each, to represent and to vote, as designated below, all of the shares of common stock of PanAmSat Corporation held of record by the undersigned on April 2, 2001 at the Annual Meeting of Stockholders to be held at The St. Regis Hotel at 2 East 55th Street in New York, New York, on
June 1, 2001, at 3:30 p.m., local time, and at any adjournments thereof, on all matters coming before said meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

  You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. However, the Proxies cannot vote your shares unless you sign and return this card.

+-------------+                                                  +-------------+
| SEE REVERSE |    CONTINUED AND TO BE SIGNED ON REVERSE SIDE    | SEE REVERSE |
|     SIDE    |                                                  |     SIDE    |
+-------------+                                                  +-------------+

PANAMSAT CORPORATION


     Your vote is important to us!

     Please follow these steps to ensure that your proxy is properly executed and returned in time to be counted:

     1. Mark your vote for Proposals 1 through 3 in one of the three boxes for each Proposal.

     2. Sign below in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

     3. Tear off at perforation and mail the completed card with a signature(s) in the enclosed reply envelope to:


                                PanAmSat Corporation
                                Proxy Services
                                EquiServe
                                P.O. Box 9379
                                Boston,Ma 02205-9379


-------------------------------------------------------------------------------
                                  DETACH HERE

[ ] Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed by you. If no direction is made, this proxy will be voted FOR each of the Proposals. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

----------------------------------------------------------------------------
      The Board of Directors recommends a vote FOR each of the Proposals.
----------------------------------------------------------------------------

1. Election of Directors.

   Nominees: Ms. Austin, and Mssrs. Smith, Costello, Hightower, Hoak, Kahn (R. Douglas), Kahn (Stephen R.), Shaw and Wright

FOR ALL NOMINEES    [ ]       WITHHELD FROM ALL NOMINEES [ ]


2. Ratification of selection of Deloitte & Touche LLP as independent public accountants for 2001.

                   FOR       AGAINST      ABSTAIN

                   [ ]        [ ]           [ ]

3. Approval of the Amendment to the Amended and Restated PanAmSat Corporation Long-Term Incentive Plan.

                   FOR       AGAINST      ABSTAIN

                   [ ]        [ ]           [ ]



[ ]_______________________________________
   For all nominees except as noted above

                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]



Signature_______________  Date: ______  Signature: ______________ Date: _______